Exhibit 5.1


         October 8, 1998




CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685

Ladies and Gentlemen:

     We are acting as special counsel to CNA Financial Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $60,000,000 of its Common Stock, $2.50 par value (the "Shares"), to be offered pursuant to the CNA Financial Corporation Officer Stock Ownership Plan (the "Plan"). In connection therewith, we have examined or are otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,
                                /S/MAYER, BROWN & PLATT
                                MAYER, BROWN & PLATT